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                                  F O R M    4
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[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).





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                                              OMB APPROVAL
                                              OMB Number 3235-0287
                                              Expires: September 30, 1998
                                              Estimated Average Burden
                                              hours per response . . . . . . 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

                         Wexford Spectrum Investors LLC
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(Last)                              (First)                             (Middle)

                        411 West Putnam Avenue, Suite 125
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                                    (Street)

 Greenwich                             CT                                  06830
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                                 PC Quote (PQT)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
                                   4/98
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director

[X] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More Than One Reporting Person
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*If the form is filed by more than one person, see Instruction 4(b)(v)

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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Common Stock, par value $.001/share                         4/24/98               S                       24,090    D      2.4373/sh
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Common Stock, par value $.001/share                         4/27/98               S                       13,110    D      2.2012/sh
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Common Stock, par value $.001/share                         4/28/98               S                       27,120    D      2.2708/sh
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Common Stock, par value $.001/share                         4/29/98               S                       33,540    D      2.1736/sh
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Common Stock, par value $.001/share                         4/30/98               S                       38,280    D      2.1185/sh
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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        6. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          at End of Month              Indirect (I)              Ownership
                                                          (Instr. 3 and 4)             (Instr. 4)                (Instr. 4)
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Common Stock, par value $.001/share                                                         D
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Common Stock, par value $.001/share                                                         D
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Common Stock, par value $.001/share                                                         D
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Common Stock, par value $.001/share                                                         D
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Common Stock, par value $.001/share                        467,175                          D
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Securities Beneficially             Derivative Security:               Beneficial
                                           Owned at End of Month               Direct (D) or                      Ownership
                                           (Instr. 4)                          Indirect (I) (Instr. 4)            (Instr. 4)
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Explanation of Responses:


                         WEXFORD SPECTRUM INVESTORS LLC

                         /s/Arthur H. Amron                     5/2/98
                         -----------------------------        -----------
                       **Signature of Reporting Person           Date

**Intentional  misstatements or ommissions of facts constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.